NEWS RELEASE

For Immediate Release

Nord Resources Announces 2008 First-Quarter Results

Commenced commercial copper production in February from residual leaching of existing ore heaps
Signed agreement for sale of 100% of Johnson Camp Mine’s copper cathode production through 2012
On schedule to start mining new ore later this year to reach annual rate of 25 million pounds of copper cathodes in early spring 2009
Retains third-party consulting firm to investigate the potential to increase the annual copper cathode production at Johnson Camp, based on the mine’s existing estimated reserves

TUCSON, AZ, May 14, 2008 - Nord Resources Corporation (TSX: NRD / OTC BB: NRDS.OB), which is reactivating copper mining at the Johnson Camp Mine in Arizona, today announced its financial results for the first quarter ended March 31, 2008. All currency amounts are in U.S. dollars.

“This was a significant period for Nord Resources in that we achieved commercial copper production from residual leaching of the existing ore heaps at the Johnson Camp Mine on February 1, 2008,” said John Perry, President and Chief Executive Officer. “Our plan, as announced on February 21, 2008, is to complete reactivation this year and to reach full copper production from new ore in early spring 2009.”

Financial Highlights

First-quarter 2008 production was 505,709 pounds of copper cathodes, of which 480,628 was sold during the period. First-quarter 2008 revenues were $1.540 million, generated by the sale of the 421,905 pounds of copper cathodes produced after reaching commercial production levels. The Company realized an additional $209,907 from the sale of 58,723 pounds of copper cathodes produced prior to the commencement of commercial production. Nord Resources did not have any revenue during the comparable period in 2007 as Johnson Camp Mine was then on a care and maintenance program.

Nord Resources made all of the sales under the terms of a long-term sales agreement signed on February 1, 2008 with Red Kite Master Fund Limited. Under the agreement, Red Kite will purchase 100 percent of the copper cathode production from the Johnson Camp Mine through December 31, 2012. The agreement may be extended by agreement of both parties. Red Kite will accept delivery of the cathodes at the Johnson Camp Mine and pricing will be based on the average monthly Commodity Exchange price for high-grade copper.

Cost of sales amounted to $0.797 million resulting in gross margin of $0.743 million. Operating costs incurred prior to achieving commercial production, net of realized value of copper produced during the period, are capitalized as mine development costs. There were no costs of sales in the 2007 first quarter.

General and administrative expenses were $1.405 million for the first quarter of 2008, compared with $0.958 million a year earlier. The increase is primarily attributable to the non-cash amortization of stock options granted in prior periods and increased personnel costs related to the reactivation of the mine, as well as one-time costs related to listing the company’s shares on the Toronto Stock Exchange in January 2008.

The loss from operations for the first quarter of 2008 amount to $0.716 million, down from $0.979 million in the comparable 2007 period, with the improvement being the result of initiating sales in 2008.

Interest expense decreased in the first quarter of 2008 to $0.075 million from $0.251 million in the prior-year period. Interest expense in the first quarter of 2007 mainly consisted of the amortization of debt issuance costs related to a $5 million secured bridge loan that was repaid on June 7, 2007 from the $21.3 million in net proceeds realized from the Company’s special warrant financing. The company recorded miscellaneous income in the first quarter of 2008 of $0.117 million, compared with $1.174 million in the comparable period in 2007 when it received a settlement payment of $1.1 million.

The net loss for the first quarter of 2008 was $0.675 million (or a net loss of $0.01 per share on a fully diluted basis), compared with a net loss of $0.055 million (or a net loss of $0.00 per share on a fully diluted basis) in the comparable period in 2007. The weighted average number of common shares outstanding was 66,859,687 in the first quarter of 2008, compared with 34,210,552 in the first quarter of 2007.

Outlook

“We are on schedule for production of approximately four million pounds of new copper in 2008, and subject to the timing of receipt of an air quality permit, to reach the full production rate of about 25 million pounds of copper per year at the Johnson Camp Mine in early spring 2009. Our work with the Arizona Department of Environmental Quality to obtain the air quality permit is progressing as expected,” Mr. Perry said.

“In addition, this week, we selected Bateman Engineering Inc. as consultants to investigate the potential that we believe exists to increase the Johnson Camp Mine’s annual production beyond the current target of 25 million pounds of copper per year that we based on the current level of estimated reserves,” he said.

As previously announced, and pursuant to a technical report prepared by Bikerman Engineering and Technology Associates, Inc. dated September 28, 2007, the estimated reserves at Johnson Camp Mine are 73.4 million tons of ore, consisting of 55.0 million tons proven and 18.4 million tons probable, at an average total copper grade of 0.335 percent, based on a copper price of $1.50 per pound and a stripping ratio of 0.66 to 1.

As of March 31, 2008, Nord Resources had drawn down $12 million of the $25 million secured term-loan credit facility arranged in June 2007 with Nedbank Limited. The Company believes that the remaining $13 million available under the credit facility, funds from the special warrant financing completed in June 2007, and funds generated from operations will be sufficient to meet the capital requirements to reactivate the Johnson Camp Mine.

On January 23, 2008, the Company announced the results of the first phase of vertical reverse circulation drill holes completed at the Johnson Camp Mine. The drill results reported on the 25 holes drilled, combined with a previous drill hole, indicated the continuation of copper mineralization from the current south edge of the Burro Pit approximately 1,000 feet further to the south. In the Copper Chief deposit area, the drilling increases the drill hole density within the current planned pit in the north area of the deposit and also expands copper mineralization to the northwest and southeast of the planned pit boundaries. The Company plans to incorporate the new drill results into the Burro and Copper Chief block models once it has completed its analysis of the drill results.

The technical information in this news release has been reviewed by John Cook, P.E., a Director of the Company and a Qualified Person under National Instrument 43-101.

Neither the TSX nor any regulatory authority accepts responsibility for the adequacy or accuracy of this release.

About Nord Resources

Nord Resources Corporation explores, develops, and operates mineral properties. The company's primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona, which it is reactivating to produce copper. The company commenced commercial copper production from residual leaching of the existing ore heaps on February 1, 2008 and expects to begin producing new ore at the mine later this year.

Forward-Looking Statements

This news release includes certain statements that may be deemed "forward-looking". All statements in this release, other than those of historical facts, may be considered forward-looking statements, including those concerning Nord's expectations with respect to commencement of copper production from newly mined ore and copper production targets, as well as statements concerning the various options being examined by Nord with the view to increasing its production plan. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the market price of copper, general economic, market and business conditions, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Forward-looking statements or information are subject to a variety of risks and uncertainties that could cause actual events or results to differ from those reflected in the forward-looking statements or information, including, without limitation, risks and uncertainties relating to the company's plans at its Johnson Camp Mine Property and other mineral properties, the interpretation of drill results and the estimation of mineral resources and reserves, the geology, grade, and continuity of mineral deposits, the possibility that future exploration, development or mining results will not be consistent with the company's expectations, metal recoveries, accidents, equipment breakdowns, title matters, labor disputes or other unanticipated difficulties with or interruptions in production and operations, the potential for delays in exploration or development activities or the completion of feasibility studies, the inherent uncertainty of production and cost estimates and the potential for unexpected costs and expenses, commodity price fluctuations, currency fluctuations, failure to obtain the necessary permits or adequate financing on a timely basis, the effect of hedging activities, including margin limits and margin calls, regulatory restrictions, including environmental regulatory restrictions and liability, the speculative nature of mineral exploration, dilution, competition, loss of key employees. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-KSB, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. These are among the primary risks we foresee at the present time. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
John Perry
President and Chief Executive Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.,
(416) 594-1600
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET
MARCH 31, 2008
(Unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$2,609,244
Accounts receivable	360,267
Inventories	246,924
Prepaid expenses and other	588,829

Total Current Assets	3,805,264

Property and Equipment, at cost:
Property and equipment	4,813,263
Less accumulated depreciation and amortization	(1,514,492)
3,298,771
Construction in progress	17,408,110
Net Property and Equipment	20,706,881

Other Assets:
Restricted cash and marketable securities	3,686,476
Debt issuance costs, net of accumulated amortization	1,057,077
Total Other Assets	4,743,553

Total Assets	$29,255,698

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET
MARCH 31, 2008
(Unaudited)
(Continued)

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$2,279,739
Accrued expenses	985,212
Current maturities of long-term debt	750,000
Current maturity of capital lease obligation	20,495

Total Current Liabilities	4,035,446

Long-Term Liabilities:
Capital lease obligation, less current maturity	55,874
Derivative contracts	16,799,392
Long-term debt (less current maturities)	11,250,000
Accrued reclamation costs	134,420
Other	61,863

Total Long-Term Liabilities	28,301,549

Total Liabilities	32,336,995

Commitments and contingencies

Stockholders’ Deficit:
Common stock: $.01 par value, 100,000,000 shares authorized,
66,659,224 shares issued and outstanding	666,592
Additional paid-in capital	108,700,892
Accumulated deficit	(95,649,389)
Accumulated other comprehensive income	(16,799,392)

Total Stockholders’ Equity	(3,081,297)

Total Liabilities and Stockholders’ Equity	$29,255,698

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)

	2008	2007
Revenues	$1,540,154	$-
Expenses:
Costs applicable to sales (exclusive of depreciation, depletion and
amortization shown separately below)	797,316	-
General and administrative expenses	1,405,183	957,901
Depreciation, depletion and amortization	53,852	20,837
Loss from operations	(716,197)	(978,738)
Other income (expense):
Interest expense	(75,116)	(251,181)
Miscellaneous income	116,766	1,174,436
Total other income (expense)	41,650	923,255
Loss before income taxes	(674,547)	(55,483)
Provision for income taxes	-	-
Net loss	$(674,547)	$(55,483)
Net Loss Per Basic and Diluted Share of Common Stock:
Weighted Average Number of Common Shares Outstanding	66,859,687	34,210,552
Net loss per share of common stock	$(0.01)	$(0.00)

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)

	2008	2007
Cash Flows From Operating Activities:
Net loss	$(674,547)	$(55,483)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	53,852	20,837
Accretion expense on accrued reclamation costs	3,279	4,553
Amortization of debt issuance costs	59,944	40,909
Accretion of discount on debt	-	46,825
Issuance of stock options for services rendered	178,322	37,740
Issuance of stock and deferred stock units for services rendered	32,500	85,986
Changes in assets and liabilities:
Accounts receivable	(216,255)	(8,861)
Inventory	(246,924)	-
Other assets	(520,818)	(104,760)
Accounts payable	1,038,989	(219,186)
Accrued expenses	(240,474)	265,519

Net Cash Provided By Operating Activities	(532,132)	114,079

Cash Flows From Investing Activities:
Capital expenditures	(520,888)	(18,330)
Construction in progress	(6,694,330)	-

Net Cash Provided (Used) By Investing Activities	(7,215,218)	(18,330)

Cash Flows From Financing Activities:
Proceeds from issuance of notes payable	7,000,000	25,000
Principal payments on capital leases	(12,316)	(4,687)

Net Cash Provided By Financing Activities	6,987,684	20,313

Net Increase in Cash and Cash Equivalents	(759,666)	116,062

Cash and Cash Equivalents at Beginning of Period	3,368,910	1,007,835

Cash and Cash Equivalents at End of Period	$2,609,244	$1,123,897

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$14,876	$158,457
Income taxes	-	-
Capitalized interest	171,124	-

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Common stock issued for purchase of property	$-	$36,665
Stock options issued for purchase of property	51,040	-
Warrants issued in connection with debt facilities	-	85,846
Common stock issued for settlement of accounts payable	-	163,000
Debt issuance costs paid through a note payable	-	75,000
Common stock issued in exchange for deferred stock units	-	256
Mark to market of cash flow hedges	7,615,964	-
Construction in progress financed by accounts payable	861,060	-
Acquisition of equipment under lease	79,310	-